Exhibit 99.1

NEWS RELEASE	Castle Dental Centers
3701 Kirby Drive, Suite 550
Houston, TX 77098
(713) 490-8400
(OTC Bulletin Board: CASL.OB)

For information about Castle Dental contact:
John M. Slack	Joseph P. Keane
Interim Chief Executive Officer	Chief Financial Officer
(713) 490-8601	(713) 490-8602

CASTLE DENTAL ANNOUNCES FIRST QUARTER RESULTS

HOUSTON, May 12, 2004 — Castle Dental Centers, Inc. (OTC Bulletin Board: CASL.OB) today reported that it had net income of $740,000 (less than one cent per share) for the three months ended March 31, 2004, compared to net income of $462,000, $0.01 per share, in the first quarter of 2003. Revenues were $25.3 million for the first quarter 2004, $0.8 million, or 3.3%, higher than revenues of $24.5 million last year. Per share data is based on average fully diluted shares outstanding of 217.0 million shares in the first quarter 2004 compared to average fully diluted shares of 74.6 million in the first quarter 2003.

The improvement in net income in the first quarter 2004 was due primarily to a reduction in interest expense of $445,000, compared to the first quarter 2003, that resulted from the recapitalization of the company’s balance sheet in May 2003. At March 31, 2004, total debt was $18.5 million compared to total debt of $49.0 million at March 31, 2003. Operating income in the first quarter 2004 was $1.8 million, approximately equal to operating income in the first quarter of 2003.

The Company also announced that it filed a preliminary Information Statement on Form 14 C with the Securities and Exchange Commission on Friday, May 7, outlining the terms of the previously announced merger with Bright Now! Dental, Inc. of Santa Ana, California. The Company plans to mail the Information Statement to holders of its common stock as soon as SEC rules allow.

Castle Dental Centers, Inc. develops, manages and operates integrated dental networks through contractual affiliations with general, orthodontic and multi-specialty dental practices in the U.S. Castle Dental manages 74 dental centers with approximately 160 affiliated dentists in Texas, Florida, Tennessee and California with annual patient revenues of approximately $95 million.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Among the key factors that may have a direct bearing on the Company are fluctuations in the economy, the degree and nature of competitions and the demand for the Company’s services, changes in laws and regulations affecting the Company’s business, the Company’s inability at any time to complete acquisitions and integrate the operations of acquired businesses, and numerous other factors discussed in Castle Dental’s filings with the Securities and Exchange Commission.

-Tables follow-

Castle Dental Centers, Inc.

Table 1.

CASTLE DENTAL CENTERS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2004
Net patient revenues	$24,474	$25,291
Expenses:
Dentist salaries and other professional costs	7,033	7,317
Clinical salaries	4,509	4,917
Dental supplies and laboratory fees	2,584	2,646
Rental and lease expense	1,442	1,430
Advertising and marketing	677	722
Depreciation and amortization	864	653
Other operating expenses	1,726	1,906
Bad debt expense	1,329	1,020
General and administrative	2,311	2,857
Restructuring costs and other charges	151	—

Total expenses	22,626	23,468

Operating income	1,848	1,823
Interest expense	1,094	649
Other (income) expense	9	(1)

Income before income taxes	745	1,175
Income taxes	283	435

Net income	$462	$740

Net income per share	$0.01	$0.00

Weighted average number of common and common equivalent shares outstanding
Basic	74,107	211,071

Diluted	74,613	216,994

Castle Dental Centers, Inc.

Table 2.

CASTLE DENTAL CENTERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share data)

	December 31, 2003	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$513	$1,192
Patient receivables, net	6,130	7,140
Unbilled patient receivables, net	2,409	2,433
Prepaid expenses and other current assets	1,048	1,040

Total current assets	10,100	11,805

Property and equipment, net	9,194	9,378
Intangibles, net	14,846	14,842
Other assets	1,816	1,729
Deferred income taxes	5,618	5,591

Total assets	$41,574	$43,345

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Revolving line of credit	$379	$—
Current portion of long-term debt	1,510	1,383
Accounts payable, trade	2,322	2,669
Accrued liabilities	7,872	9,121
Income taxes payable	400	795
Deferred income taxes	1,056	1,021

Total current liabilities	13,539	14,989

Long-term debt, net of current portion	17,600	17,161
Commitments and contingencies
Stockholders' equity:
Preferred Stock, $0.001 par value, 1,000,000 shares authorized, 195,838 shares Series A-1 issued and outstanding and 79,190 shares of Series B issued and outstanding	—	—
Common stock, $0.001 par value, 18,000,000 shares authorized, 8,265,323 shares issued and outstanding	8	8
Additional paid-in capital	53,170	53,170
Deferred compensation	(356)	(336)
Accumulated deficit	(42,387)	(41,647)

Total stockholders' equity	10,435	11,195

Total liabilities and stockholders' equity	$41,574	$43,345